Exhibit 10.1

6400 POPLAR AVENUE
MEMPHIS, TN 38197 USA
October 30, 2024

Andrew K. Silvernail

ADDENDUM TO TERMS AND CONDITIONS OF OFFER OF EMPLOYMENT

This Addendum (the “Addendum”) is made and entered into as of October 30, 2024, by and between Andrew K. Silvernail and the International Paper Company (the “Company”). In the context of reviewing Mr. Silvernail’s relocation package, Mr. Silvernail and the Company desire to amend the Terms and Conditions of Offer of Employment as Chief Executive Officer (the “Offer Letter”) accepted on March 14, 2024, as follows:

1.The Company agrees to reimburse Mr. Silvernail for home sale expenses (including, without limitation, seller’s broker’s fees) for the sale of his home in Chicago, Illinois upon receipt of the final settlement statement.
2.The Company agrees to pay the cost of shipping two vehicles from Chicago, Illinois, to Memphis, Tennessee.
3.The Company agrees to pay the cost of installing at-home electric car charging stations in Mr. Silvernail’s home in Memphis, Tennessee.
4.The Company agrees to an insurance valuation coverage increase in an amount to be determined by the Company (in consultation with Mr. Silvernail) for Mr. Silvernail’s personal property being moved to Memphis, Tennessee.
5.The Company agrees to pay Mr. Silvernail an additional miscellaneous allowance of $10,000 to help defray additional expenses incurred as a result of relocation.
6.The Company agrees to add an estimated “gross up” amount at 46% to the reimbursements and payments set forth in items 1 through 5 of this Addendum to assist with taxes owed.
To the extent that any reimbursement, fringe benefit or tax assistance hereunder provides for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, and (ii) any reimbursement or payment of an expense or tax assistance must be made on or before the last day of the calendar year following the calendar year in which the associated expense was incurred or the associated tax was remitted by Mr. Silvernail, as applicable.  Subject to the foregoing sentence, any reimbursement or payment required hereunder (and the corresponding gross up) shall be made promptly following the identification and documentation thereof.

Except as expressly modified in this Addendum, the Offer Letter remains unchanged and shall be in full force and effect.

Subject to Section 409A of the Internal Revenue Code of 1986, any reimbursement or payment required hereunder shall be made promptly following the identification of the amount thereof.

This Addendum may be signed in counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. This addendum may be transmitted and/or signed by facsimile, digital, or electronic transmission and/or signature. This Addendum is governed by and will be construed in accordance with the laws of the State of Tennessee.

Please take the time to review this Addendum carefully and address any questions you may have to me. If you wish to accept the foregoing Addendum, please sign and date two copies of this Addendum where indicated below, returning one executed copy to me and retaining the other copy of this Addendum for your files.

                            Sincerely,
/s/ Christopher M. Connor
By: Christopher M. Connor
Title: Lead Director
International Paper Company

AGREED and ACCEPTED:

/s/ Andrew K. Silvernail
    By: Andrew K. Silvernail
    Title: Chief Executive Officer
    International Paper Company

Dated: October 30, 2024